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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of L-3 Communications Holdings, Inc. subsidiaries (the "Company") on Forms S-8 (File No.'s 333-59281 and 333-64389) of our report dated February 2, 2000 on our audits of the consolidated financial statements of the Company as of December 31, 1999 and 1998, and for the two years ended December 31, 1999 and the nine months ended December 31, 1997, and the combined financial statements of the Predecessor Company for the three months ended March 31, 1997, which report is included in this Annual Report on Form 10-K.

                                                      PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York
March 29, 2000